OMB APPROVAL
                                         -----------------------------
                                                  OMB Number 3235-0287
                                           Expires: September 30, 1998
                                              Estimated average burden
                                        hours per response ....... 0.5
                                        ------------------------------


                U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 3

       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940



======================================================================
1. Name and Address of Reporting Person


   Brown                 Paul                     F., Jr.
----------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   2801 East Plano Parkway
----------------------------------------------------------------------
                                    (Street)

   Plano                  TX                   75074
----------------------------------------------------------------------
   (City)               (State)                 (Zip)


======================================================================

2. Date of Event Requiring Statement (Month/Day/Year)

   July 9, 1998

======================================================================

3. IRS or Social Security Number of Reporting Person (voluntary)


======================================================================

4. Issuer Name and Ticker or Trading Symbol

   Adams Golf, Inc. (ADGO)

======================================================================
5. Relationship of Reporting Person(s) to Issuer
  (Check all applicable)

   [ X ]   Director                     [ X ]   10% Owner
   [   ]   Officer (give title below)   [   ]   Other (specify below)

=====================================================================

6. If Amendment, Date of Original (Month/day/Year)

   N/A

=====================================================================

7. Individual or Joint/Group Filing (Check Applicable Line)
   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

======================================================================

-----------------------------------------------------------------------




=================================================================================================================================
Table I -- Non-Derivative Securities Beneficially Owned
=================================================================================================================================

                                            2.                       3.
1.                                          Amount of Securities     Ownership Form
Title of Security                           Beneficially Owned       Direct (D) or        4.
(Instr. 4)                                 (Instr. 4)                Indirect (I)         Nature of Indirect Beneficial Ownership
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001                6,950,693                    I              Represents shares owned by Royal
                                                                                          Holding Company, Inc. of which the
                                                                                          Reporting Person is the Vice President-
                                                                                          Finance and Chief Financial Officer (1)
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

=================================================================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, See Instruction
5(b)(v).



Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                      3.
                                                      Title and Amount
                              2.                      of Securities
                              Date Exercisable and    Underlying                            5.
                              Expiration Date         Derivative Security     4.            Ownership
                              (Month/Day/Year)        (Instr. 4)              Conversion    Form of            6.
1.                            --------------------    -------------------     or Exercise   Derivative         Nature
Title of                      Date       Expira-                Amount or     Price of      Security:          of Indirect
Derivative Security           Exer-      tion                   Number of     Derivative    Direct (D)         Beneficial
(Instr. 4)                    cisable    Date         Title     Shares        Security      or Indirect (I)    Ownership
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

=================================================================================================================================


Explanation of Responses:

(1) The Reporting Person disclaims ownership of these securities, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.





   /s/  PAUL F. BROWN, JR.                          July 9, 1998
--------------------------------------------       -------------
    **Signature of Reporting Person                     Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.